Exhibit 77D (PNC Funds) - Policies with respect to security investments - For period Ended 11-30-2016

At a meeting of shareholders held on October 5, 2016 and at an adjourned meeting of the shareholders of PNC Multi-Factor Small Cap Growth Fund held on November 5, 2016, shareholders of PNC Funds and PNC Advantage Funds voted to amend the fundamental investment limitations on lending and borrowing (collectively, "Policy Changes"). The prospectus and SAI were supplemented to reflect these Policy Changes. Obtaining the affirmative vote on lending and borrowing Policy Changes was necessary to enable certain PNC Funds to utilize an interfund lending exemptive order that was received in February 2016. Through November 30, 2016, no PNC Funds had engaged in interfund lending.

Set forth below is the disclosure made with respect to the Policy Changes:

With respect to the section captioned "INVESTMENT LIMITATIONS AND RESTRICTIONS" shareholders approved amendments to certain Funds' fundamental investment limitations No. 2 on lending and No. 3 on borrowing. The amendments to the fundamental investment limitations on lending and borrowing were approved for all Funds other than PNC Retirement Income Fund, PNC Target Date 2020 Fund, PNC Target Date 2030 Fund, PNC Target Date 2040 Fund, PNC Target Date 2050 Fund, PNC Multi-Factor Small Cap Growth Fund, PNC Mid Cap Fund, PNC Mid Cap Index Fund, and PNC Small Cap Index Fund (Funds as to which such amendments were approved being referred to as the "Subject Funds").

With respect to the Subject Funds, the fundamental investment limitations on lending and borrowing are hereby deleted and restated as follows:

2.	Each Fund may lend money to the extent permitted by
the Investment Company Act of 1940, or the rules or regulations thereunder, as such statute, rules or regulations may be amended from time to time, or by regulatory guidance or interpretations of, or any exemptive order or other relief issued by the Securities and Exchange Commission or any successor organization or their staff under, such Act, rules or regulations.

3.	Each Fund may borrow money, issue senior securities or
mortgage, pledge or hypothecate its assets, to the extent permitted by the Investment Company Act of 1940, or the rules or regulations thereunder, as such statute, rules or regulations may be amended from time to time, or by regulatory guidance or interpretations of, or any exemptive order or other relief issued by the Securities and Exchange Commission or any successor organization or their staff under, such Act, rules or regulations.